Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2015 RESULTS

HOUSTON, August 10, 2015 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2015.

Second Quarter Highlights -

•	Cash resales totaled $15.1 million compared to $26.1 million in Q2 2014.

•	Total revenue totaled $30.7 million compared to $47.3 million in Q2 2014.

•	Cash EBITDA was $10.0 million compared to $20.2 million in Q2 2014.

•	Net loss was $2.3 million compared to net income of $2.6 million in Q2 2014.

First Six Months Highlights -

•	Cash resales totaled $27.3 million compared to $58.4 million in 2014.

•	Total revenue totaled $55.0 million compared to $104.4 million in 2014.

•	Cash EBITDA was $16.7 million compared to $46.3 million in 2014.

•	Net loss was $9.9 million compared to net income of $4.5 million in 2014.

Total revenue for the second quarter of 2015 was $30.7 million compared to $47.3 million in the second quarter of 2014. Total revenue is primarily comprised of underwriting revenue related to new data acquisition and resale licensing revenue. Acquisition underwriting revenue totaled $10.4 million in the second quarter of 2015 compared to $14.5 million in the second quarter of 2014, and resale licensing revenue totaled $20.0 million in the second quarter of 2015 compared to $31.8 million in the second quarter of last year. The majority of our new data acquisition activity in the second quarter of 2015 occurred in the U.S. and was focused in the Eagle Ford/Woodbine and Permian areas. Decreased acquisition underwriting revenue during the second quarter of 2015 primarily resulted from slower than expected progress on certain of our new data acquisition projects located in the Eagle Ford/Woodbine area due to weather delays. Cash resales, a component of resale licensing revenue, were $15.1 million in the second quarter of 2015 compared to cash resales of $26.1 million in the second quarter of 2014 and reflected continued reduced customer spending resulting from the ongoing low crude oil price environment. Solutions and other revenue was $0.3 million in the second quarter of 2015 compared to $1.0 million in the second quarter of 2014.

Total revenue for the six months ended June 30, 2015 was $55.0 million compared to $104.4 million for the same period last year. Acquisition underwriting revenue was $22.2 million for the first six months of 2015 compared to $31.3 million in the first six months of 2014. This decrease was primarily attributable to weather delays on certain of our U.S. surveys caused by heavy rainfall in the first half of 2015. We have experienced dryer weather conditions to date in the third quarter of 2015, which has improved the progress on these surveys. Total resale licensing revenue was $31.7 million in the first six months of 2015 compared to $70.9 million in the first six months of 2014. For the first six months of 2015, cash resales were $27.3 million compared to $58.4 million in the first six months of 2014 reflecting lower activity levels by our clients as a result of less drilling and reduced capital expenditures stemming from the drop in crude oil prices beginning in late 2014. Solutions and other revenue was $1.1 million in the first six months of 2015 compared to $2.2 million in the first six months of 2014.

“Our cash resale activity in the second quarter continued to be impacted by the reduction in capital spending by our clients,” commented Rob Monson, chief executive officer and president. “We believe the recent retreat in oil prices implies a more subdued recovery than anticipated at the beginning of the year. Consequently, we believe our cash resales in the third quarter will follow the trends of the first half of the year. At the same time, we are being selective in new data acquisition projects, adding data in areas where companies continue to focus their limited drilling efforts.

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“Despite the challenging industry environment, we believe we are well positioned to manage through these difficult conditions,” stated Monson. “Our cash balance at June 30 was $66.7 million and we did not have any amounts drawn under our credit facility. With our asset-light business model and our variable operating structure, we have been able to adapt to the current market environment,” continued Monson.
For the second quarter of 2015, our net loss was $2.3 million compared to net income of $2.6 million for the second quarter of 2014. For the first six months of 2015, our net loss was $9.9 million compared to net income of $4.5 million in the first six months of 2014. The decreases between periods were primarily due to lower revenues partially offset by a reduction in amortization expense associated with our data library, a decrease in selling, general and administrative (“SG&A”) expenses and lower income tax expense.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-routine items), was $10.0 million in the second quarter of 2015 compared to $20.2 million in the same period last year. Cash EBITDA was $16.7 million in the first six months of 2015 compared to $46.3 million in the first half of last year. The decrease from 2014 to 2015 in both periods was primarily due to the reduced level of cash resales.

SG&A expenses were $5.5 million in the second quarter of 2015 compared to $6.9 million in the second quarter of last year. SG&A expenses were $11.9 million in the first six months of 2015 compared to $14.3 million in the same period last year. The decreases between periods were mainly due to a reduction in variable expenses, including commissions and annual incentive compensation, due to the decrease in revenue and Cash EBITDA.

In the first six months of 2015, our net cash capital expenditures totaled $16.7 million. Gross capital expenditures were $46.7 million, of which $35.8 million related to new data acquisition. Estimated net cash capital expenditures for the second half of 2015 is $12.0 million, bringing our total estimated net cash capital expenditures for the year to $28.7 million. Our current backlog of net cash capital expenditures related to acquisition programs is $9.0 million, of which we expect approximately $8 million to be incurred in 2015.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss second quarter results for 2015 on Tuesday, August 11, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 64604856. A replay of the call will be available until August 18, 2015 by dialing 800-585-8367, Conference ID 64604856 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays. Seitel has ownership in over 42,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows and available borrowings under our revolving credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income (loss); and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$66,692	$59,175
Receivables, net	29,455	56,091
Net seismic data library	166,981	165,079
Net property and equipment	3,131	3,857
Prepaid expenses, deferred charges and other	10,129	10,075
Intangible assets, net	7,746	10,013
Goodwill	187,696	193,722
Deferred income taxes	86,286	81,744
TOTAL ASSETS	$558,116	$579,756

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$32,921	$34,400
Income taxes payable	672	197
Senior Notes	250,000	250,000
Obligations under capital leases	1,948	2,219
Deferred revenue	34,085	34,517
Deferred income taxes	4,588	5,334
TOTAL LIABILITIES	324,214	326,667

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,374	400,177
Retained deficit	(158,698)	(148,776)
Accumulated other comprehensive income (loss)	(7,774)	1,688
TOTAL STOCKHOLDER'S EQUITY	233,902	253,089
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$558,116	$579,756

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

REVENUE	$30,722	$47,334	$55,048	$104,387

EXPENSES:
Depreciation and amortization	20,407	29,771	43,487	67,629
Cost of sales	27	127	127	253
Selling, general and administrative	5,543	6,893	11,857	14,318
	25,977	36,791	55,471	82,200

INCOME (LOSS) FROM OPERATIONS	4,745	10,543	(423)	22,187

Interest expense, net	(6,332)	(6,211)	(12,639)	(12,418)
Foreign currency exchange gains (losses)	38	831	(1,421)	(443)
Other income	5	73	5	59

Income (loss) before income taxes	(1,544)	5,236	(14,478)	9,385
Provision (benefit) for income taxes	732	2,661	(4,556)	4,918

NET INCOME (LOSS)	$(2,276)	$2,575	$(9,922)	$4,467

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total acquisition underwriting revenue	$10,411	$14,500	$22,185	$31,337

Resale licensing revenue:
Cash resales	15,121	26,089	27,307	58,366
Non-monetary exchanges	7,793	—	7,924	177
Revenue recognition adjustments	(2,941)	5,757	(3,483)	12,334
Total resale licensing revenue	19,973	31,846	31,748	70,877

Total seismic revenue	30,384	46,346	53,933	102,214

Solutions and other	338	988	1,115	2,173
Total revenue	$30,722	$47,334	$55,048	$104,387

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-routine corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (loss) (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash EBITDA	$9,977	$20,200	$16,722	$46,318
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	10,411	14,500	22,185	31,337
Non-monetary exchanges	7,793	—	7,924	177
Revenue recognition adjustments	(2,941)	5,757	(3,483)	12,334
Add (subtract) other items included in net income (loss):
Depreciation and amortization	(20,407)	(29,771)	(43,487)	(67,629)
Non-cash operating expenses	(83)	(126)	(197)	(304)
Non-routine and other corporate expenses	(5)	(17)	(87)	(46)
Interest expense, net	(6,332)	(6,211)	(12,639)	(12,418)
Foreign currency gains (losses)	38	831	(1,421)	(443)
Other income	5	73	5	59
Benefit (provision) for income taxes	(732)	(2,661)	4,556	(4,918)
Net income (loss)	$(2,276)	$2,575	$(9,922)	$4,467

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2015 and our estimate for the year ending December 31, 2015 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Six Months Ended June 30, 2015	Estimate for Remainder of 2015	Total Estimate for 2015
New data acquisition	$35,766	$37,900	$73,666
Cash purchases and data processing	2,836	1,050	3,886
Non-monetary exchanges	7,922	—	7,922
Property and equipment and other	150	1,150	1,300
Total capital expenditures	46,674	40,100	86,774
Less:
Non-monetary exchanges	(7,922)	—	(7,922)
Cash underwriting	(22,021)	(28,100)	(50,121)
Net cash capital expenditures	$16,731	$12,000	$28,731

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